Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

INSPIRE PHARMACEUTICALS, INC.

Inspire Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is “Inspire Pharmaceuticals, Inc.”

2. The Corporation filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of Inspire Pharmaceuticals, Inc. in the office of the Secretary of State of the State of Delaware on June 6, 2001 (the “June 6, 2001 Certificate of Amendment”).

3. The Corporation filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of Inspire Pharmaceuticals, Inc. in the office of the Secretary of State of the State of Delaware on November 6, 2001, which certificate was identical in form and substance to the June 6, 2001 Certificate of Amendment. As a result, as permitted by Section 103 of the General Corporation Law, the Certificate of Amendment of Amended and Restated Certificate of Incorporation of Inspire Pharmaceuticals, Inc. filed in the office of the Secretary of State of the State of Delaware on November 6, 2001 should be rendered null and void.

4. The June 6, 2001 Certificate of Amendment inadvertently and erroneously omitted a portion of the complete text of Section 3 of Article Fourth of the Amended and Restated Certificate of Incorporation. This Certificate of Correction also clarifies the Corporation’s prior retirement of stock in accordance with Section 243 of the General Corporation Law.

5. Paragraph 4 of the June 6, 2001 Certificate of Amendment is hereby corrected to read in its entirety as follows:

“4. In furtherance of the foregoing, Section 3 of Article Fourth of the Amended and Restated Certificate of Incorporation is amended to provide in its entirety as follows:

Section 3. PREFERRED STOCK

Section 3.1. Designation of Preferred Stock Generally. The preferred stock of the Corporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”), to fix, or alter the existing dividend rights, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and/or liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series of preferred stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.2. Election of Directors.

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors shall consist of one or more members, the number thereof to be determined in the manner provided in the By-Laws.

(b) The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

(c) The Board of Directors shall be divided into three classes, which are hereby designated as Class A, Class B and Class C, respectively, as nearly equal in number as the then total number of directors constituting the whole Board permits. At the next annual meeting of the stockholders following the creation of classes of directors, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders following such initial classification and election, directors in numbers equal to the number of the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders. Each director shall hold office until his successor is elected and qualified, or until his earlier resignation or removal.”

6. Further, the Amended and Restated Certificate of Incorporation provided that upon conversion of the outstanding shares of preferred stock, all authorized shares of preferred stock were cancelled and could not be reissued. Reference to the retirement of this stock was also erroneously omitted from the June 6, 2001 Certificate of Amendment and is hereby confirmed.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by Barry G. Pea, a duly authorized officer, on this 5th day of August, 2005.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Barry G. Pea
Barry G. Pea
Executive Vice President, Corporate Development and General Counsel